Exhibit 10.1

LOAN AGREEMENT

BETWEEN

LIBERTY BANK

AND

PHR STPFL, LLC

THIS LOAN AGREEMENT (hereinafter referred to as the "Agreement") made and entered into as of the 26th day of April, 2024, by and between LIBERTY BANK, a mutual bank organized and existing under the laws of the State of Connecticut, having its principal place of business at 245 Long Hill Road, Middletown, Connecticut 06457 (hereinafter referred to as the "Bank") and PHR STPFL, LLC, a Delaware limited liability company with an address in c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (the "Borrower").

W I T N E S S E T H:

WHEREAS, the Bank has reviewed the Borrower' proposals for a credit facility (the "Loan"), the purposes of which is to refinance the existing first mortgage on the Borrower’s property at 940 5th Avenue South, St. Petersburg, Florida upon which is located a 119 room Staybridge Suites hotel facility (the "Hotel"); and

WHEREAS, the Bank has approved the loan request and is willing to make the loan on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the respective representations and agreements hereinafter contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

Unless otherwise defined or specified herein, all accounting terms shall be construed and all accounting determinations shall be made in accordance with GAAP. In addition to terms that are defined elsewhere in this Agreement, the following terms shall be defined as follows:

1.1            Affiliate means any person or entity (1) which directly or indirectly through one or more intermediaries through one or more intermediaries controls, or is controlled by, or is under common control with another entity or person; (2) which directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of the other entity or person or (3) twenty percent (20%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the other entity or person. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2            Agreement means this Loan Agreement.

1.3            Anti-Terrorism Laws means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Government Authority relating to terrorism or money laundering, including Executive Order No. 13224 (on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced and as may be in effect from time to time) and the USA Patriot Act.

1.4            Borrower Affiliate means PHR WNC, LLC, a Delaware limited liability company with an address in c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920.

1.5            Building, Zoning and Public Safety Laws means in all material respects, all applicable zoning, land use, energy use, building, public, health and safety codes, laws, regulations and ordinances applicable to the Borrower, the Collateral and/or the use and occupancy thereof.

1.6            Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks in Connecticut are authorized or required to close under the laws of the State of Connecticut, on which the Bank is open and conducting its customary banking transactions. In the event that a relevant date hereunder would otherwise fall on a day that is not a Business Day, such date will be the date that is the first following day that is a Business Day.

1.7            Closing Date means the later to occur of (i) the date of this Agreement or (ii) the date the Bank actually funds the Loan.

1.8            Collateral means the (i) Borrower’s right, title and interest to the Mortgaged Premises, Leases, Rents and Revenues, Hotel Documents, Operating Contracts and Permits, Operating Lease, Personal Property, and related assets and other security, insurance policies or other interests granted to the Bank to secure the Loan and (ii) the Borrower’s right, title and interest, by assignment, of the Operating Company’s interests in the Leases, Rents and Revenues, Hotel Documents, Operating Contracts and Permits, Operating Lease, Personal Property, and related assets and other security.

1.9            Collateral Documents means all documents evidencing the Collateral and all other instruments and documents securing the Loan.

1.10          Commitment Letter means that certain letter dated ________, 2024 of the Bank to the Borrower, by which the Bank committed to provide certain credit facilities to the Borrower on terms and conditions set forth therein.

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1.11          Default Condition means the existence of any uncured Event of Default (as defined herein) or any fact or circumstance which with the passage of time, giving of notice, or both, would constitute an Event of Default.

1.12          Default Rate means a rate of interest which is five (5.0) percentage points per annum above the interest rate otherwise in effect with respect to the Loan.

1.13          EBITDA shall mean earnings before interest, taxes, depreciation, amortization and non-cash charges.

1.14          Environmental Laws means all applicable federal, state and local statutes, codes, laws, regulations, ordinances, orders and decrees pertaining to air pollution, water pollution, human health waste, transportation or disposal of Hazardous Materials, (including asbestos and asbestos-containing materials, lead paint, flammable materials, explosives, radioactive substances, polychlorinated biphenyls (“PCB’s”), urea formaldehyde foam insulation (“UFFI”), other carcinogens, oil and other petroleum products, other pollutants or contaminants that are detrimental to the environment, and any other hazardous or toxic substances and materials, wastes, or other environmental matters and substances which are defined, determined, or identified as such under applicable present or future federal, state, or local laws, rules, codes, or regulations or any judicial or administrative interpretation thereof, including but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, ("CERCLA") as amended 42 U.S.C. Sections 9601, et seq., as amended, including, without limitation, by the Superfund Amendments and Reauthorization Act of 1986, ("SARA"); the Hazardous Materials Transportation Act as amended, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, the Resource Conservation and Recovery Act, as amended by SARA; the Clean Water Act; and any comparable or similar laws of the State of Florida including but not limited to the Florida Environmental Protection Act is codified at Fla. Stat. Ann. § 403.801 et seq. as amended from time to time, the Florida Resource Recovery and Management Act, Section 403.702, et seq., the Pollutant Discharge Prevention and Control Act, Sections 376.011-376.21 and in the regulations adopted and publications promulgated pursuant thereto or as defined thereby.

1.15          Environmental Reports means a report from an environmental engineer satisfactory to the Bank evidencing the absence of any Hazardous Materials at the Mortgaged Premises.

1.16          ERISA means the Employment Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

1.17          Events of Default shall have the meaning given such term in Article VIII of this Agreement.

1.18          FHLBB means the Federal Home Loan Bank of Boston.

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1.19          GAAP means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance with Article VI of this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in Article 6.1 and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Bank.

1.20          Global Debt Service Coverage Ratio – Annual Operations for Wilmington and St. Petersburg ("GDSCR") shall mean EBITDA plus 4% FF&E reserve for both the Wilmington Premises and the St. Petersburg Premises divided by the annual debt service for both the Wilmington Premises and the St. Petersburg Premises.

1.21          Government Authorities means any federal, state, county or municipal entity or political subdivision or department or agency thereof having jurisdiction over any aspect of the Mortgaged Premise or the Hotel.

1.22          Guarantor means Procaccianti Hotel REIT, Inc., a Maryland corporation with an address at c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920.

1.23          Hazardous Materials means any flammable explosives, radioactive materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as defined by any Environmental Laws and in the regulations adopted and publications promulgated pursuant thereto or as defined thereby.

1.24          Hotel means the 119-room Staybridge Suites hotel facility located upon the Mortgaged Premises together with all improvements and amenities located thereon or used in connection therewith.

1.25          Hotel Documents means the (i) Hotel Franchise Agreement, (ii) the Management Agreement (iii) all Operating Contracts and Permits and (iv) the Occupancy Agreements.

1.26          Hotel Franchise Agreement means that certain Staybridge Suites Hotel License Agreement dated June 29, 2017 by an between Holiday Hospitality Franchising, LLC and the Borrower and amended to replace Borrower with the Operating Company by Addendum to License Agreement dated March 29, 2018 and all ancillary documents and agreements related thereto, any license or other franchise agreement or license with a hotel franchisor and/or hotel system provider.

1.27          Improvements means the Hotel along with all permanent improvements and betterments presently existing, and to be rehabilitated, renovated and constructed on and made and added to the Mortgaged Premises, as well as improvements reasonably required in order to keep said Mortgaged Premises and the Hotel in good order and repair.

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1.28          Leases shall mean all leases, subleases, agreements (oral or written) or other documents evidencing grants of possessory interests with respect to, or the right to use and occupy, the Mortgaged Premises, including but not limited to the Operating Lease.

1.29          Loan mean the credit facility provided by the Lender to the Borrower hereunder as described in this Agreement and the Loan Documents.

1.30          Loan Documents means this Agreement, the Note, the Mortgage, the Pledge and Security Agreement, other assignments and documents evidencing the Collateral and all other documents executed in connection herewith and therewith.

1.31          Management Agreement. Any management contract between the Operating Company and any manager of the Hotel related to the management and operation of the Hotel, including but not limited to that certain Management Agreement dated June 29, 2017 by and between the Operating Company and PHR St. Petersburg Hotel Manager, LLC.

1.32          Mortgage means that certain Amended, Restated and Consolidated Mortgage, Security Agreement and Assignment of Leases, Rents and Revenues executed by Borrower in favor of the Bank and delivered in connection herewith as the same may be amended, modified, extended, renewed or restated.

1.33          Mortgaged Premises means the real estate located at 940 5th Avenue South, St. Petersburg, Florida and all Improvements thereon (also sometimes referred to as the “Florida Premises”).

1.34          Note means the commercial promissory note executed and delivered by the Borrower in accordance with Article III which evidence the Loan.

1.35          Obligations means Borrower’s obligations to the Bank or any Affiliate of the Bank for (a) payment of all principal, interest and other amounts and performance of every obligation and agreement of Borrower pursuant to the terms of the Note and Loan Documents; (b) performance of all of its obligations under the Loan Documents; and (c) all other amounts, in each case, liquidated or unliquidated, owing any time, of each and every kind, nature and description, arising under the Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by Borrower to the Bank or any Affiliate thereof; or are due indirectly by Borrower to the Bank, or Affiliate thereof as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to Bank or any Affiliate thereof, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted. Any reference herein to indebtedness of the Borrower to the Bank shall include indebtedness to any Affiliate of the Bank and shall be considered part of the Obligations.

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1.36          Occupancy Agreements means all leases, subleases, licenses, franchises, concessions or grants of other possessory interests, tenancies, hotel occupancy agreements and any other agreements affecting the use, possession or occupancy of the Premises and the Hotel or any part thereof and all agreements (oral or written) or other documents evidencing, including agreements for hotel stays, guest room occupancy, use of conference rooms, restaurants, bars, banquet rooms or other public facilities and other occupancy agreements affecting the use, possession or occupancy of the Hotel, whether now or hereafter existing or entered into (including, without limitation, any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Property) and all amendments, modifications, supplements, extensions or renewals thereof, whether now or hereafter existing and all amendments, modifications, supplements, extensions or renewals thereof.

1.37          Operating Company means PHR STPFL OPCO SUB, LLC a Delaware limited liability company with an address at in c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920.

1.38          Operating Contracts and Permits means all Hotel Documents as well as all other contracts and subcontracts, service agreements, Permits and other documents and agreements, including, without limitation, maintenance and service contracts, utility agreements and other necessary vendor contracts entered into by Borrower in connection with the operation of the Hotel.

1.39          Operating Lease means that certain Hotel Lease dated March 29, 2018 by and between the Borrower and the Operating Company whereby the Borrower leased the Premises to the Operating Company.

1.40          Owner Agreement means that certain Owner Agreement dated March 29, 2018 by and between the Franchisor, the Operating Company and the Borrower.

1.41          Permitted Encumbrances means (i) any and all encumbrances that have been approved by the Bank in writing prior to closing, (ii) the matters set forth in the title insurance policy required to be delivered to the Bank pursuant to this Agreement, (iii) liens for taxes, assessments, governmental charges, or mechanics' or other like liens, in each case which are not yet due and payable, and (iv) customary leases and purchase money financing arrangements for customary equipment and supplies used in connection with Hotel operations.

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1.42          Permits means any and all permits, approvals, licenses and other permissions required by any Government Authorities to enable and/or authorize the construction of the Improvements and completion, use and operation of the Project.

1.43          Person means any individual, partnership, corporation, trust, limited liability company or other entity.

1.44          Personal Property means all of Borrower' interest in and to all equipment, machinery, fixtures, inventory, goods, accessions, construction materials, building and other supplies, furnishings, televisions, objects of art, refrigerators, computers and computer equipment, housing keeping and other equipment, accounts, choses in action, contract rights, documents, instruments, chattel paper, reports, studies, professional or technical work product, shop drawings, surveys, soil studies, permits, licenses, approvals, warranties and general intangibles, located at, arising from, relating to, or used in connection with the Mortgaged Premises; all proceeds (including, without limitation, insurance and condemnation proceeds), as well as all interest earned thereon, paid for any damage done to the Mortgaged Premises or for any portion thereof appropriated or otherwise taken by any governmental authority, agency, or entity; all of Borrower' right, title and interest in and to any and all Leases and all Rents and Revenues, guarantees and other proceeds and benefits of such leases and other agreements, as well as any sales contracts (including any deposit funds paid thereunder), in each case relating to or arising from the Mortgaged Premises; all trade names, trademarks, telephone numbers, websites, domain names, social media accounts, goodwill, general intangibles and other similar property as well as all records and books of account, in each case relating to Borrower' ownership or operation of the Project; all of Borrower' right, title and interest in any insurance, tax, water, sewer or other escrows deposited with the Bank; any operating debt service, replacement, or other reserves relating to the Project and deposited with the Bank; any other escrows or reserves established for the Project; and any cash collateral deposited by the Borrower with the Bank.

1.45          Related Agreements means the various agreements and documents as requested by the Bank, delivered or caused to be delivered by the Borrower to the Bank in connection with the Loan.

1.46          Rents and Revenues means all Hotel revenues, including guest room revenues, food, beverage and amenity revenues, restaurant, conference room and banquet revenues, resort or other fees for amenities, any other rental revenue, receipts, earnings, accounts, accounts receivable, or other revenues, income, reimbursements, and payments with respect to the aforesaid Premises, including, without limitation, fixed, additional and percentage receipts, and all operating expense reimbursements, reimbursements for increases in taxes, sums paid by guests or tenants to Borrower to reimburse Borrower for amounts originally paid or to be paid by Borrower or any of Borrower’s Affiliates or Subsidiaries for which such guests or tenants were liable, tax and operating expense pass-throughs for which a guest or tenants is solely liable, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency payments and liquidated damages, and other benefits now or hereafter derived from any portion of the Premises or otherwise due and payable or to become due and payable as a result of any ownership, use, possession, occupancy or operation thereof and/or services rendered, goods provided and business conducted in connection therewith (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any guest, tenant or other occupants of any portion of the Premises and all claims as a creditor in connection with any of the foregoing) and all cash or security deposits (subject to the prior right of the parties making such deposits), advance rentals, and all deposits or payments of a similar nature relating thereto, now or hereafter, including during any period of redemption, derived from the Premises or any portion thereof and all proceeds from the cancellation, surrender, sale or other disposition of any Leases.

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1.47          Wilmington Loan means that certain loan from the Bank to the Borrower Affiliate of even date herewith in the amount of $10,850,000.00 secured by a first mortgage on the Wilmington Property.

1.48          Wilmington Premises means the real estate located at 1014 Ashes Drive, Wilmington, NC upon which is located a 120 room SpringHill Suites by Marriot Wilmington Mayfaire hotel facility.

1.49          Subordinated Debt means all indebtedness of the Borrower to any of its members, managers, affiliates and subsidiaries, which is required by the Bank to be subordinated to the Loans and the Collateral.

1.503        Subsidiary(ies) means with respect to any Borrower at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by the Borrower or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by the Borrower; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by the Borrower or one or more Subsidiaries of the Borrower; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by the Borrower or one or more Subsidiaries of the Borrower.

1.51          Title Policy means that certain ALTA Mortgagee Policy of Title Insurance required to be provided at Closing by the Borrower at its expense insuring the lien of the Mortgage, subject only to exceptions, if any, satisfactory to the Bank, in the face amount of the Loan issued by a nationally recognized, responsible title insurance company acceptable to the Bank. All endorsements to such policies required by the Bank or Bank counsel shall be provided with the respective Title Policy, including a comprehensive endorsement, land same as survey endorsement, contiguity endorsement, access and entry endorsement, tax parcel endorsement, waiver of arbitration endorsement and such other endorsements and or affirmative insurance as the Bank may reasonably require.

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ARTICLE II:     REPRESENTATIONS AND WARRANTIES

2.1           Representations and warranties. The Borrower makes the following representations and warranties as an inducement to the Bank to enter into this Agreement:

A.	Organization and Authority. The Borrower (i) is, and will continue to be a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware; (ii) is qualified and in good standing to do business in all jurisdictions in which it owns, leases or operates a business or property or the nature of the business conducted by it makes such qualification necessary; (iii) has the power to execute and deliver the Loan Documents and to borrow, repay and otherwise perform its obligations hereunder, and (iv) has all requisite permits, authorizations and licenses, without material restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

B.	Suits, Proceedings. There are no suits or proceedings pending or to the knowledge of the Borrower threatened against or affecting the Borrower or its property nor any proceedings involving the Borrower by or before Governmental Authorities which bring into question the validity or enforceability of the Loan Documents and which, if determined adversely to the Borrower, would have a materially adverse effect on the Borrower’s financial conditions or businesses or the ability of the Borrower to enter into and carry out the terms and provisions of this Agreement.

C.	Conflicts, Records. The execution, delivery, and performance of the Loan Documents will not conflict with or result in any breach or contravention of, or the creation of any lien under, any indenture, agreement, lease, instrument or undertaking, to which the Borrower may be a party or by which it may be bound. The Borrower will keep true and accurate records and books of account with complete and accurate entries being made in accordance with applicable law and in accordance with GAAP. The consummation of the transactions herein contemplated, the execution of all Loan Documents and the performance or observance of all of the Borrower’s obligations hereunder all have been or will have been duly authorized and will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Organization and any applicable operating agreement of the Borrower.

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D.	Notice of Defaults. The Borrower shall promptly, upon becoming aware of the existence of any condition, or event which constitutes an Event of Default hereunder, or any condition or event which upon notice or lapse of time or both will constitute an Event of Default hereunder, or any threatened or pending litigation or administrative proceedings which could reasonably be expected to have a material adverse effect on the financial condition of the Borrower, give written notice of the same to the Bank specifying the nature thereof and the action proposed to be taken with respect thereto.

E.	Compliance with Laws. To the best of Borrower's actual knowledge, the proposed use and operation of the Mortgaged Premises will, in all respects, comply with (i) Environmental Laws, (ii) all applicable public health and safety codes, laws, regulations and ordinances (the "Public Safety Laws") and (iii) all applicable zoning, land use, energy use and building codes, laws, regulations and ordnances (the “Building and Zoning Laws”). Except as disclosed to Bank and as set forth in the Environmental Reports furnished to Bank, Borrower has no actual knowledge of any notices from Governmental Authorities of any violations of any Environmental Laws, Building and Zoning Laws, Public Safety Laws or any other laws, ordinances, codes, requirements or orders of any government instrumentality having jurisdiction over the Mortgaged Premises. The Borrower represents and warrants that it knows of no condition existing upon the Mortgaged Premises which would subject the Mortgaged Premises to a lien pursuant to the Environmental Laws. The Borrower agrees to indemnify and hold the Bank harmless from any and all liability, costs or damages actually suffered by the Bank which are attributable to the Mortgaged Premises arising out of a claimed violation of the provisions of said Building and Zoning Laws, the Environmental Laws or the Public Safety Laws.

F.	Hazardous Materials. To the best of Borrower's knowledge, neither the Borrower nor any entity which is owned or controlled by the Borrower ever:

(i)	owned, occupied or operated a site or vessel upon which any Hazardous Materials were or are disposed of, transported or stored (except if such storage was or is in compliance with all laws, ordinances and regulations pertaining thereto;

(ii)	directly or indirectly transported or arranged for transport of any Hazardous Materials (except if such transportation was or is in compliance with all laws, ordinances and regulations pertaining thereto);

(iii)	has been, is or to the actual present knowledge of the Borrower, will be involved in any other operations (except operations to be conducted in compliance with all laws, ordinances and regulations pertaining thereto), which operations could lead to the imposition of liability under any law on the Borrower;

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(iv)	caused, suffered or knowingly permitted to occur any condition which may cause a release or discharge of any Hazardous Materials at, upon, under or within the Mortgaged Premises in violation of applicable laws, ordinances and regulations pertaining thereto ;

(v)	received written notification from any governmental agency of: any potential, known or threat of release of any Hazardous Materials on or from any site owned, occupied or operated either by the Borrower or any entity for whose conduct the Borrower is responsible or whose liability may result in a lien on the Mortgaged Premises; or written notification from any governmental agency of the incurring of any expense or loss by such governmental agency, or by any other person or entity, in connection with the assessment, containment, or removal of any release, or threat of release, of any Hazardous Materials from any such site.

G.	Enforcement Actions. The Borrower upon actual knowledge shall with commercially reasonable promptness notify the Bank in writing of the following with respect to the Mortgaged Premises: (a) any enforcement, clean-up, removal or other action instituted or threatened by any Government Authorities pursuant to any Environmental Laws, Public Safety Laws or Building and Zoning Laws with respect to the Collateral and (b) any and all claims made or threatened by any third party against Borrower relating to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations with respect to the Collateral and (c) any enforcement or compliance action instituted or threatened or claim made or threatened by any Government Authorities relating to the employment of labor or employee benefits with respect to operations at the Collateral as to uninsured claims in excess of $100,000.

H.	Maintenance of Business. The Borrower shall continue to conduct its business as presently conducted, maintain its legal existence and maintain its properties in good repair, working order and operating condition.

I.	Financial. Any and all financial statements heretofore delivered to the Bank by the Borrower are true and correct in all respects, have been prepared in accordance with GAAP, and fairly present the financial conditions of the subjects thereof as of the respective dates thereof, and that no materially adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.

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J.	Title to Mortgaged Premises. The Mortgaged Premises comprises all of the interests in real property used, proposed or required for the full operation of the Hotel and the Borrower has good, marketable and insurable title thereto, free and clear of all defects, liens and encumbrances except the Permitted Encumbrances.

K.	ERISA. The Borrower has not established any Plans under the Employee Retirement Income Security Act of 1974 ("ERISA").

L.	Furnished Information. To the best of Borrower’s knowledge, no information, exhibit or report furnished by the Borrower to the Bank in connection with the application for the Loan or the negotiation of this Agreement, contained any material misstatement of fact or omitted to state material fact or any fact necessary to make the statement contained therein not materially misleading.

M.	Tax Filings. The Borrower has and will continue to file all federal, state and local tax returns and other reports required by law to be filed, if any, and which are material to the conduct of the Borrower’s business, and have paid, or cause to have been paid, and will continue to pay, or cause to be paid, all taxes, assessments and other charges of Government Authorities when due and payable and will reserve funds or make adequate provision for the payment of such taxes (which reserves shall include any such reserves held by Bank), assessments or other charges accruing but not yet payable. The Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on the Borrower’s books.

N.	Corporate/Fictitious Name. The Borrower has not used, during the five (5) year period preceding the date of this Agreement, and does not intend to use any other corporate or fictitious name, except ____________________________.

O.	Compliance with Lease. The Borrower is in compliance with and will continue to comply with all of its material obligations under the Operating Lease.

P.	Owner Agreement. The Borrower is in compliance with and will continue to comply with all of its material obligations under the Owner Agreement. Borrower agrees to promptly provide to the Bank copies of any and all notice received by the Borrower pursuant to the Owner Agreement

Q	Government Approvals. To the extent necessary, to the Borrower’s knowledge, the Borrower and the Operating Company have obtained the approval of all Government Authorities having jurisdiction over the Mortgaged Premises and all material permits or licenses necessary and required by the Building and Zoning Laws to allow for the operation of the Hotel in accordance with its past practice and to Borrower’s knowledge, all such permits and licenses are in full force and effect, without violation of any term, provision or conditions thereof and the fees there for have been paid in full.

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R.	Compliance with Operating Contracts and Permits. The Borrower shall comply with (and shall cause the Operating Company to comply with), all of its respective obligations under the Operating Contracts and Permits.

III:     THE LOAN

3.1          Rate and Term. Subject to the provisions herein contained, the Bank will grant the Borrower a loan in the principal amount of TWELVE MILLION EIGHT HUNDRED TWENTY THOUSAND and 00/100 ($12,820,000.00) as evidenced by the Note which shall be repaid in lawful money of the United States with interest thereon at a variable rate for each Term SOFR Interest Period (as defined herein) equal to the sum of the one-month Term SOFR (as defined herein) plus two hundred twenty-fifty (250) basis points. Interest only on so much as is advanced and outstanding shall be payable monthly for a period of two (2) years commencing on the first day of the first month subsequent to the Closing Date and continuing on the first day of each month thereafter (each such date a “Payment Date”) for the subsequent twenty-three (23) months (the “Interest Only Period”). The above notwithstanding, if the Closing Date does not occur on the first day of a calendar month, the Borrower will pay in advance on the Closing Date interest for the actual number of days that will elapse from the Closing Date through the first day of the following calendar month and the first Payment Date will then be the first day of the subsequent calendar month. After the Interest Only Period, principal shall be amortized over a three hundred (300) month amortization schedule at the interest rate set forth above with consecutive monthly payments of fixed principal plus interest in accordance with said schedule commencing on the twenty-fifth (25th) Payment Date and continuing on the first day of each month thereafter until paid in full. The above notwithstanding, all principal and accrued interest thereon shall be due and payable in full five (5) years from the date of the Note (the “Maturity Date”). Payments shall be made subject to the Following Business Day Convention, hereafter defined.

3.2          Additional Definitions. The following additional definitions shall be applicable to this Note:

Business Day means any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York and or a day on which banking institutions in New York are authorized or required by law or regulation to be closed. For the purposes hereof, “U.S. Government Securities Business Day” means any weekday, except any weekday on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

Following Business Day Convention means the convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day, so that the date will be the date that is the first following day that is a Business Day.

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Reset Date shall mean the first day of the month commencing on June 1, 2024 and shall be the date as of which the calculation of Term SOFR Rate plus two hundred fifty (250) basis points shall be reset and put into effect as the interest rate for that succeeding Term SOFR Interest Period.

SOFR means the secured overnight financing rate published by the Term SOFR Administrator on the Term SOFR Administrator’s Website.

SOFR Administrator’s Website means the website of the Term SOFR Administrator currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Reserve Percentage shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

Term SOFR means, with respect to any amount to which the Term SOFR applies, for any applicable Term SOFR Interest Period, the interest rate per annum determined by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Term SOFR Interest Period, as published by the Term SOFR Administrator on the day that is two (2) Business Days prior to the first day of such Term SOFR Interest Period (the “Term SOFR Determination Date”), by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. The Term SOFR shall be adjusted automatically without notice to the Borrower on and as of (i) the Reset Date, and (ii) the effective date of any change in the SOFR Reserve Percentage.

Term SOFR Interest Period shall mean, with respect to any amount to which Term SOFR applies as set forth herein, the period of thirty (30) days (subject to the availability thereof) commencing on the date of the Note and on each successive Reset Date thereafter; provided that:

(i)	if a Term SOFR Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Term SOFR Interest Period shall end on the next preceding Business Day;

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(ii)	a Term SOFR Interest Period may not end on a day after the Maturity Date; and

(iii)	any Term SOFR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the next calendar month.

Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.

3.3          Miscellaneous Rate and Prepayment Provisions. During the Interest Only Period, interest will be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. After the Interest Only Period, interest will be calculated on the basis of a three hundred sixty (360) day year with twelve (12) thirty-day months. There shall be a late charge in the amount of five (5.00%) percent of any regular monthly installment payment (but excluding, in all cases, any payment or amounts due at Maturity or acceleration of the Note) received more than ten (10) days after its due date. The Borrower may prepay the Note in whole or in part, subject however to the following: If a prepayment occurs prior to the first anniversary of the Note, there will be due and payable to the Bank a prepayment premium in the amount of three percent (3%) of the amount prepaid. If a prepayment of the Note occurs on or after the first anniversary of this Note but prior to the second anniversary of the Note, there will be due and payable to the Bank a prepayment premium in the amount of two percent (2%) of the amount prepaid. If a prepayment of the Note occurs on or after the second anniversary of the Note but prior to the third anniversary of the Note, there will be due and payable to the Bank a prepayment premium in the amount of one percent (1%) of the amount prepaid. On or after the third anniversary of the Note, the Note may be prepaid in whole or in part without penalty or premium. Notwithstanding anything contained herein, no such prepayment penalty shall be due and owing in connection with any prepayment pursuant to Sections 5.2 of the Loan Agreement or Articles V and VI of the Mortgage. Any principal prepayment, whether by acceleration or otherwise, shall be applied against principal payments in the inverse order of their maturity.

3.4          Default Rate. Upon the occurrence of any Event of Default hereunder or upon maturity hereof (by acceleration or otherwise), the entire outstanding principal balance of the Note, at the option of the Bank, shall bear interest, from the date of occurrence of such Event of Default or maturity until payment, at the default rate of five (5.0%) percent per annum in excess of the interest rate otherwise in effect at the time of such Event of Default or maturity hereunder (the "Default Rate").

3.5          Disbursement. At closing the proceeds of the Loan will be disbursed to pay off the existing first mortgage, to pay commitment and other fees due to the Bank and other approved closing costs in accordance with a closing statement/disbursement statement to be executed at closing. Any balance of loan proceeds will be paid to the Borrower. The closing disbursement will be subject to Bank’s receipt of the duly executed Note, Loan Agreement, the recorded Mortgage and all other documentation, certifications and opinions as required by the Bank and Bank counsel and set forth in the Bank’s Closing Agenda, prepared and delivered by the Bank to the Borrower.

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3.6          Application of Payments.     Until an Event of Default has occurred, all payments made by the Borrower shall be applied first to late charges, fees, expenses and other amounts due to the Bank (excluding principal and interest), if any, under the Note and under the other Loan Documents, then to interest which is due and payable under the Note and the remainder, if any, to principal outstanding under the Note. After the occurrence, and during the continuance, of an Event of Default, beyond applicable notice and cure periods such payments shall be applied first to late charges, costs of collection and enforcement and other similar amounts, if any due under the Note or under the other Loan Documents, then to any obligations of the Borrower to the Bank as Bank in any order and combination that Bank may determine in its sole discretion.

ARTICLE IV:         SECURITY

4.1         Mortgage.     The Loan shall be secured by a record first priority first deed of trust mortgage on the Mortgaged Premises. The title to this property shall be examined by counsel acceptable to the Bank and shall be free and clear of all material liens and encumbrances other than Permitted Encumbrances.

4.2         Security Interest.     The Bank shall also be granted (i) a first priority security interest in all assets of the Borrower including a security interest in all of the Borrower’s right, title and interest in and to the Collateral along with any additions, substitutions, accessions to or proceeds of any of the above and (ii) an assignment of the Borrower’s first priority security interest in the Collateral owned by the Operating Company along with any additions, substitutions, accessions to or proceeds of any of the above Said security interests shall also include any after acquired property of the types set forth herein.

4.3         Assignment of Leases, Rents and Revenues.     The Loan shall be secured by an assignment of all Leases, Rents and Revenues.

4.4         Assignment of Operating Contracts and Permits.     The Bank will also be granted a first priority pledge, assignment and security interest in all Operating Contracts and Permits. No material modifications, amendments or material changes to the Operating Contracts and Permits shall be made without the prior written approval of the Bank. Any required consents to the assignment of the Operating Contracts and Permits shall be delivered to the Bank, along with the assignments, on or prior to Closing Date. To the extent there is an alcoholic beverage liquor license issued or to be used in connection with the Hotel, the same shall be pledged to the Bank, with such pledge being approved by all applicable Governmental Authorities.

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4.5           Guaranty. The Bank will require a limited recourse carve-out guaranty to be executed and delivered by the Guarantor.

4.6           Cross Default and Cross Collateralization.     The Loan shall be cross-defaulted and cross-collateralized with the Wilmington Loan made by the Bank to the Borrower Affiliate.

4.7           Partial Release. If the Borrower desires to sell one of the Hotel properties (the “Property to be Sold”) prior to loan maturity, an updated appraisal will be ordered by the Bank, at Borrower’s expense, for the remaining property (the “Remaining Property”). The release of the Property to be Sold shall be subject to the updated appraised value of the Remaining Property as evidenced by the updated appraisal (the “Updated Appraised Valued”) being sufficient to result in a loan to value ratio at the time of sale, based upon the ratio of the then current principal balance of the Remaining Property loan (the “Then Current Balance”) and the Updated Appraised Value (said LTV referred to as the “Updated LTV”), being no higher than the loan to value ratio established by using the original appraised value of the Remaining Property set forth in the original appraisal received by the Bank at the time of the closing of the Loan (the “Original Appraised Value”) and the Then Current Balance (said LTV referred to as the “Base LTV”). If the Updated LTV exceeds the Base LTV, the Bank will only release the Property to be Sold if the Borrower pays down the Then Current Balance to a level that reduces the Updated LTV to the Base LTV. Upon satisfaction of the conditions herein, the Bank shall release the Property to be Sold from any collateral held under the Loan Documents and this Agreement shall then terminate and be without further force and effect and the Bank shall record a release of any mortgage or deed of trust and a termination of this Agreement.

ARTICLE V:     INSURANCE AND CONDEMNATION PROCEEDS

5.1           Insurance.         So long as this Agreement shall remain in effect or any of Borrower’s obligations remain unsatisfied or any amount of the loan account or the Note shall remain outstanding, Borrower shall keep (or cause the applicable Tenant to keep) in full force and effect the following types of insurance coverage:

A.	Casualty. Fire and extended coverage property insurance including such other insurable hazards as the Bank may require, such as vandalism, malicious mischief, or damage by snow and ice, collapse, law and ordinance, cost of demolition, removal of debris and increased cost of construction, coverage to be in an amount not less than 100% of the full replacement value of the Collateral without co-insurance and any improvements used in connection therewith or incorporated therein shall be maintained. Such insurance shall cover all improvements, furniture, fixtures and equipment necessary for operation of the Hotel, including coverage for loss by burglary, theft or mysterious disappearance.

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B.	General Liability. Commercial general liability insurance, including explosion and collapsed coverage covering personal injury and property damage with such limits for personal injury and for property damage as the Bank shall, from time to time, determine to be reasonable and necessary for a person of comparable financial net worth engaged in the same or similar business as Borrower in the same jurisdiction, but in no event with a combined limit less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate.

C.	Flood. If any building is or shall be located in a special flood hazard area as designated by the Department of Housing and Urban Development, a flood insurance policy with respect to such building as required by the Flood Protection Act of 1973.

D.	Business interruption. Business interruption insurance shall be maintained in amounts of not less than twelve (12) months gross revenues income from the Mortgaged Premises.

E.	Other. Such other insurance as the Bank shall reasonably request from time to time, in such amounts and in such form as shall be satisfactory to the Bank in the reasonable exercise of its discretion, including but not limited to:

(i)         Earthquake, collapse due to faulty construction or design error, collapse         due to weight of ice, sleet or snow;

(ii)        Loss due to boiler and sprinkler damage;

(iii)       Contingent liability from operation of any building loss pertaining to zoning and building code non-conforming property; and

(iv)       If alcoholic beverages are permitted and/or served on the Mortgaged Premises, full liquor liability insurance coverage in amounts and with companies satisfactory to the Bank.

F.	General Insurance Requirements. All insurance under this Section (i) shall be written by an insurance carrier licensed or otherwise authorized to transact business in the State of Florida and in the location of the Collateral having no less than a general policyholders' rating "A" in Best's Key Rating Guide, (ii) shall be for the benefit of and, except for liability policies, payable in case of loss to the Bank, its successors and assigns, as mortgagee and lender loss payable and to the Borrower, as its interest may appear, (iii) in the case of liability policies, shall name the Bank as an "Additional Insured" and (iv) shall contain a provision that it shall not be canceled or modified without at least thirty (30) days' prior written notice to the Bank (10 days for non-payment); and the Borrower will deliver to the Bank, at any time upon its request, all insurance policies or memoranda thereof and will deliver to the Bank new policies or memoranda thereof for any insurance about to expire at least twenty (20) days' prior to such expiration. Notwithstanding anything contained herein to the contrary, if the terms and provisions of the Lease obligate the Operating Company to procure or maintain any or all of the insurance coverages described herein, the Borrower shall not also be obligated to maintain such insurance coverage for so long as the Operating Company procures and maintains the coverages on the same terms therein described.

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G.	Temporary Binder. The Borrower shall provide at or prior to the Closing Date Required Certificates the following certificates: Liability (Accord 25); Property & Business Interruption (Accord 28); and a Temporary Binder (Accord 75).The Temporary Binder is required due to the disclaimer language contained in the Accord 28. As the Mortgagee cannot be added to the policy until after Closing, the Temporary Binder is required to show that that the Bank is insured in the interim. A copy of the Declarations Page & Schedule of Values from the actual policy, showing that the Bank has been added to the policy, is required within 45 days of the Closing Date.

5.2            Damage/Destruction.         In the event of damage to or destruction of all or any part of the Collateral, or taking of all or any part of the Mortgaged Premises by eminent domain, the parties hereto shall cooperate in order to recover the proceeds of insurance or the awards of damages with the Borrower to have primary responsibility for such recovery, subject to the approval of the Bank, which approval shall not be unreasonably withheld. Any proceeds of insurance or eminent domain award shall be paid to the Bank to the extent of all outstanding amounts due the Bank under this Loan Agreement and the Note and be applied as set forth in the Mortgage.

ARTICLE VI:    FINANCIAL REPORTING AND PERFORMANCE COVENANTS

6.1           Financial Reporting. The Borrower shall keep books of account in accordance with GAAP and shall furnish the Bank with the following:

A.	Audited financial statements of the Borrower and the Guarantor within one hundred twenty (120) days after the close of each fiscal year.

B.	Copies of the Borrower’s annual income tax returns within one hundred twenty (120) days after the close of each fiscal year. if any party files an extension of time to file its income tax return, a copy of the extension shall be delivered to the Bank within fifteen (15) days of filing. If on extension, the Borrower shall provide an internally-prepared profit and loss statement on or before April 30 of that year. Thereafter, a copy of the tax return shall be delivered to the Bank within fifteen (15) days of filing, but in no event later than five (5) days after the last possible filing date.

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C.	Borrower will provide the Bank with (i) all quality assurance and other reports conducted and prepared by the Franchisor within 30 days of receipt by the Operating Company or the Borrower and (ii) all STR Reports on a quarterly basis within 30 days of each calendar quarter end.

E.	Such additional customary and reasonable financial statements and other supporting information from time to time reasonably requested by the Bank which the Borrower or Guarantors, as the case may be, shall deliver to the Bank within a reasonable time of its request.

6.2           Financial Performance. The Borrower will maintain the following financial covenants:

A.	During the term of the Loan, the Borrower shall maintain a minimum Global Debt Service Coverage Ratio – Annual Operations for Wilmington and St. Petersburg (“GDSCR”) of 1.25 to 1.0, to be computed and tested annually commencing as of December 31, 2024 and based on the audited financial statements required to be submitted. If the Borrower fails to meet the GDSCR covenant, it will have a period of thirty (30) days to cure same by providing the Bank with cash collateral into a Debt Service Reserve account at the Bank in an amount equal to the shortfall in annual global net operating income and the net operating income necessary to achieve the required GDSCR for such annual period. The cash collateral shall remain on deposit with the Bank until the required DSCR has been met at the time of the next annual test, at which time any cash collateral remaining in the account will be returned to the Borrower.

B.	The Borrower will maintain the Bank as its primary depository bank for the Hotel and will open and maintain at the Bank a Mortgaged Premises operating account, and capital expenditure or other reserve, escrow and real estate tax accounts associated with the Mortgaged Premises and the Hotel.

C.	The Guarantor shall maintain a minimum Net Worth (defined as total assets minus total liabilities, both as determined in accordance with GAAP) of $25,000,000 and evidence minimum liquidity of $750,000 at all times, as evidenced by the annual the annual 10-K financial statements of the Guarantor.

D.	The Borrower shall escrow for real estate taxes by depositing in an escrow account at the Bank one-twelfth (1/12) of the estimated annual real estate taxes on each Payment Date.

E.	The Borrower shall escrow an amount equal to 4% of gross income in a FF&E reserve account at the Bank on each Payment Date. The 4% reserve shall be calculated based on the actual gross income generated at the Hotel over the previous calendar year. The Bank shall allow Borrower to transfer such amounts required by Borrower from time to time to Borrower’s operating account, provided that the Borrower provides reasonable evidence to Bank for FF & E improvement costs to the Hotel, if requested by Bank in writing.

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F.	The Borrower will not incur any additional debt or permit any junior liens on the Collateral, except as set forth herein without prior written approval of the Bank.

G.	Until the Loan shall have been paid in full, the Borrower shall not, without the Bank’s written consent ,which consent will not be unreasonably withheld directly or indirectly, lend funds to, or make payments on account of, or transfer any collateral for any part of, any loan or indebtedness ("Affiliated Creditor Debt") to its members, managers, officers, Subsidiaries or Affiliates, (hereinafter collectively referred to as the "Affiliated Creditors"), and neither the Borrower nor Affiliated Creditors shall otherwise take or permit any action prejudicial to or inconsistent with the Bank's priority position over the Affiliated Creditors created by this Agreement. Scheduled payments of principal and interest pre-approved by the Bank may be made as long as no Event of Default under Loan Documents has occurred but shall be subordinate in all respects to the Loan. Should any payment on account of or any Collateral for any part of Affiliated Creditor Debt be received by the Affiliated Creditors except as allowed herein, such payment or collateral shall be delivered forthwith to the Bank by the recipient for application to the Loan. Until so delivered, any such payment or collateral shall be held by the recipient in trust for the Bank and shall not be commingled with other funds or property of the recipient.

ARTICLE VII:    NEGATIVE COVENANTS

7.1           Negative Covenants.         The Borrower covenants and agrees that until payment is made in full of the Note and the performance of all of Borrower’s obligations hereunder are complete, the Borrower shall not unless the Bank otherwise consents in writing:

A.	Incur or permit to exist any lien (in the case of a pre-judgment lien, a lien not dismissed, bonded or discharged within ninety (90) days of Borrower’s receipt of notice of the same), mortgage, security interest, pledge, charge or other encumbrance, against any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances. All Subordinated Debt, whether now existing or hereafter arising, shall be expressly subordinated to the Bank debt on terms reasonably acceptable to the Bank. Scheduled interest payments on the debt evidencing the Permitted Encumbrances and Subordinated Debt shall be allowed as long as no Event of Default has occurred.

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B.	Create or incur any indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker's acceptance or issue or sell any obligations of the Borrower, excluding, however, from the operation of this covenant, the Note and all other Bank Obligations and ordinary trade payables incurred in the ordinary course of the Borrower’s business.

C.	Except for the Lease and the Occupancy Agreements, sell, lease, pledge, transfer or otherwise dispose of all or any of its assets (other than for value in the ordinary course of the Borrower’s business or other than assets that are replaced with assets of approximately the same value) whether now owned or hereafter acquired except for liens or encumbrances required or permitted hereby or by any Loan Document.

D.	Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

E.	Merge or consolidate with or into any other entity; and, for the purposes of this Section, the acquisition by the Borrower of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any other entity shall be deemed to be a consolidation of such other entity with the Borrower, without the prior consent of the Bank.

F.	Purchase or otherwise acquire any shares of stock or obligations of, or make loans or advances to, (other than deposits or payments to trade creditors in the ordinary course of the Borrower's business), without the prior consent of the Bank which shall not be unreasonably withheld, invest in any individual, firm, entity or corporation, other than investments in direct obligations of the United States of America or certificates of deposit (or similar investments) issued by the Bank.

G.	Enter into, or be a party to, any transaction with any Subsidiary or any Affiliate (including, without limitation, transaction involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business pursuant to the reasonable requirements of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's-length transaction with a person other than a subsidiary or an affiliate.

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H.	Make any change in the ownership of the Borrower resulting in fifty (50%) percent or more of the voting membership interest in the Borrower becoming vested in any party or parties who is not an affiliate or subsidiary of the Guarantor without the prior written approval of the Bank, which shall not be unreasonably withheld, conditioned or delayed.

I.	Change its name or conduct its business under any trade name or style other than as herein set forth or change its place of business or the present location of the Collateral or a material portion of its assets or records relating thereto from the addresses set forth herein, without the prior written consent of the Bank.

J.	Allow any business or activity to be conducted on the Mortgaged Premises that uses, manufactures, treats, stores or disposes of any Hazardous Materials other than reasonably necessary cleaning supplies which are not otherwise prohibited.

ARTICLE VIII:     EVENTS OF DEFAULT AND REMEDIES

8.1            Events of Default.         The following events shall be “Events of Default” under this Agreement and the terms “Events of Default” or “Default” shall mean whenever they are used in this Agreement any one or more of the following events which continue beyond applicable notice, grace and cure periods:

A.	Failure by the Borrower to make any loan payment of interest and/or principal or any other payment required to be paid hereunder or under the Note or other Loan Documents within ten (10) days of its due date.

B.	Intentional material inaccuracy or intentional incompleteness of any representation or warranty made by or on behalf of the Borrower in connection with this transaction.

C.	The Borrower or Guarantor shall be involved in:

(i)	Commencement of a voluntary case under Title 11 of the United States Code or the entry of an Order for Relief in any voluntary case commenced under said Title 11;

(ii)	Admitting or failing to deny the material allegations of a petition filed against it, commencing an involuntary case under said Title 11, or if such petition or proceeding under said involuntary petition is not dismissed within forty-five (45) days from the date on which it has been filed or instituted;

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(iii)	Seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors, or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

(iv)	Making an assignment for the benefit of or entering into a composition with creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property, by the entry of an Order of any Court of competent jurisdiction, including the Bankruptcy Court, finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or assuming custody of or appointing a receiver or other custodian for all or a substantial part of its property.

D.	The acceleration of the maturity of any indebtedness of the Borrower for borrowed money in excess of $250,000 (whether or not evidenced by a note, bond, debenture or similar obligation and whether or not subordinated to the indebtedness hereunder and the failure of the Borrower to pay the same in full) and which remains unpaid or uncured following the expiration of any grace or cure period..

E.	If all or any part of the legal or equitable ownership of all or any part of the Mortgaged Premises or other Collateral shall be transferred or shall become vested in any person or persons other than the Borrower or an affiliate or subsidiary of the Guarantor, or if the Mortgaged Premises or other Collateral, or any part thereof, is sold, conveyed, alienated, transferred or otherwise voluntarily encumbered other than as expressly permitted by the Loan Documents.

F.	If insurance coverage is no longer provided to the Bank and said insurance is not reinstated or acquired within seven (7) days after written notice of such failure has been given to the Borrower by Bank or the applicable insurance company.

G.	Any judgment, warrant, warrant of attachment, garnishment, or any similar process is entered or filed against the Borrower or against any of the Borrower’s properties or assets in an amount greater than $250,000, and is not vacated, bonded or stayed within sixty (60) days after the expiration of all applicable appeal periods.

H.	The occurrence and continuance of an Event of Default under the terms of the Loan Documents beyond any applicable notice and cure periods.

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I.	An Event of Default under any other Obligations of the Borrower to the Bank not cured within ten (10) days after written notice of such Event of Default has been given to Borrower by Bank.

J.	Discontinuation, revocation or termination of the guaranty of the Guarantor.

K.	An event of default under, or a termination of, any of the Hotel Documents not cured within ten (10) days after written notice of such event has been given to Borrower by Bank or any party to the applicable Hotel Documents.

L.	An event of default by the Borrower under the Lease not cured within ten (10) days after written notice of such default has been given to the Borrower by the Bank or any party to the Lease.

M.	The transfer of the controlling interest in the Borrower without the prior written consent of the Bank. For purposes hereof, a transfer of fifty (50%) percent or more of the voting membership interest in the Borrower to a party other than an affiliate or subsidiary of the Guarantor shall constitute a transfer of the controlling interest.

N.	The Borrower shall dissolve or liquidate or be dissolved or liquidated or cease to legally exist, or merge or consolidate or be merged or consolidated with or into any other business entity.

O.	An Event of Default under the Wilmington Loan continuing beyond applicable notice and cure periods.

P.	Failure by the Borrower to observe or perform any other covenant, condition, or agreement, on its part to be observed or performed in this Agreement or any of the Loan Documents, for a period of thirty (30) days after written notice of such failure has been given to the Borrower, provided however, if such failure is of a nature that it cannot in the exercise of reasonable diligence be cured within said thirty (30) days, the Borrower shall have such additional time as is reasonably necessary (not to exceed an additional 60 days) to cure said failure provided that the Borrower has commenced such cure within said thirty (30) days and thereafter diligently prosecutes the same to completion.

8.2           Remedies.     Whenever any uncured Event of Default under this Agreement shall have happened, the Bank may:

A.	By notice in writing to the Borrower, declare all loan payments of principal, accrued interest, and other amounts payable hereunder and pursuant to the Note to be immediately due and payable whereupon the same shall become immediately due and payable without presentation, demand, protest, or other notice of dishonor of any kind, all of which are hereby expressly waived.

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B.	Adjust the interest rate to the Default Rate.

C.	In the Bank's sole and absolute discretion, but subject to the provisions of applicable law: (i) enter upon the Mortgaged Premises and employ watchmen to protect the Mortgaged Premises, all at the risk, cost and expense of the Borrower, and consent to, and authorization for, such entry being hereby irrevocably given by the Borrower; (ii) assume any contracts made by the Borrower in any way relating to the Mortgaged Premises and take over and use all or any part of the labor, materials, supplies and equipment contracted for by the Borrower, whether or not previously incorporated into the Mortgaged Premises; (iii) pay, settle or compromise all bills or claims which may become liens against the Collateral, and (iv) take or refrain from taking such action hereunder as the Bank in its commercially reasonable discretion may from time to time determine. The Borrower shall be liable to the Bank for all sums reasonably paid or incurred pursuant to the provisions of this Section or otherwise, and all reasonable payments made or liabilities incurred by the Bank hereunder of any kind whatsoever shall be paid by the Borrower to the Bank upon demand with interest at the rate as provided in the Note from the date of payment by the Bank to the date of payment to the Bank and shall be secured by the Collateral to the extent permitted by applicable laws. For the purpose of exercising the rights granted hereunder, the Borrower hereby irrevocably constitutes and appoints the Bank its true and lawful attorney in fact to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower.

D.	Bring suit on the Loan Documents and/or foreclose the Mortgage or any of the Collateral Documents granted in favor of the Bank in any manner available under applicable law or otherwise. Enforce the provisions of this Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate, legal or equitable remedy, and may recover damages caused by any breach by the Borrower of the provisions of this Agreement, including court costs, reasonable attorney’s fees, and other reasonable costs and expenses incurred in enforcing the obligations of this Agreement or the Loan Documents referred to above.

E.	To the extent Borrower could legally do so, use all trademarks, service marks, trade names, trade styles, logos, goodwill, trade secrets, franchises, licenses and patents which the Borrower now has or may hereafter acquire with respect to the Mortgaged Premises.

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F.	Exercise any other remedies provided by this Agreement, the Note, the Mortgage and any other document contemplated therein, or provided by applicable law or in equity, all of which shall be cumulative and may be exercised singularly or concurrently.

8.3           Reimbursement.         The Borrower shall reimburse the Bank for any actual and reasonable out of pocket cost incurred by the Bank, including reasonable attorneys’ fees in connection with the collection and enforcement of the provisions of this Agreement and the Loan Documents.

8.4           Set-Off.         Any and all deposits or other sums at any time credited by or due from the Bank to and all securities or other property in possession of the Bank belonging to the Borrower are and shall be subject to a security interest in favor of the Bank to secure payment of the Note and performance of the obligations pursuant to this Agreement and the payment and performance of any and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, or that may hereafter be contracted of the Borrower. Upon any of the events specified hereof, the Bank may sell or dispose of any or all of said securities or other property and may exercise any and all of the rights accorded the Bank by the Uniform Commercial Code in effect in the State of Florida. The provisions of this paragraph are cumulative to and not exclusive of any other rights that the Bank has with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law.

8.5           Delay Not Waiver.         No delay or omission of the Bank in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. A waiver on one occasion shall not operate as a bar to or waiver of any right or remedy on any future occasions.

ARTICLE IX:     WAIVERS

9.1           General Waivers.         Borrower hereby waives presentment, notice of dishonor, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to this Agreement, the Note and Loan Documents and any Collateral now or hereafter securing the same, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any collateral now or hereafter securing the Note and Loan Documents, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of any Collateral now or hereafter securing the Note and Loan Documents or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Bank may exercise its rights with respect to any Collateral without resorting or regard to other Collateral now or hereafter securing the Note and Loan Documents or sources of reimbursement for liability. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the Obligations of the Borrower or any Collateral now or hereafter securing any such Obligations unless such waiver is in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to Borrower, such revocation shall be effective when given in writing. All rights and remedies of the Bank with respect to this Agreement, the Note, the Loan Documents or any Collateral now or hereafter securing the same, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

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9.2            Jury Trial Waiver.         THE BANK AND THE BORROWER ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED BY COUNSEL AND THAT THIS DOCUMENT WAS AVAILABLE FOR REVIEW AND NEGOTIATION PRIOR TO ITS EXECUTION. THE BORROWER HEREBY AGREES THAT ALL OF BANK'S RIGHTS WERE THE RESULT OF NEGOTIATIONS BETWEEN THE BANK AND THE BORROWER AND WERE INDUCED IN A MATERIAL RESPECT BY THE BENEFITS GRANTED TO THE BORROWER HEREUNDER. IN THIS CONTEXT, THE BORROWER AND THE BANK AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN TORT, AT LAW OR IN EQUITY, AS TO ANY AND ALL MATTERS AND ISSUES WHICH MAY ARISE HEREFROM OR FROM ANY OTHER DOCUMENT, LETTER OR AGREEMENT EXECUTED IN CONJUNCTION HEREWITH, WHETHER DIRECTLY OR INDIRECTLY, INCLUDING WITHOUT LIMITATION, COUNTERCLAIMS, IF ANY. NO OFFICER OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION FOLLOWING THE EXECUTION OF THIS AGREEMENT.

ARTIVLE X:         ADDITIONAL PROVISIONS

10.1          Pre-Closing Submittals. The Borrower shall provide to the Bank, prior to the closing hereof, the following:

A.	Taxes. Reasonable evidence that all past and current taxes or payments in lieu thereof, and assessments applicable to the Mortgaged Premises or the Collateral or payable by the Borrower have been paid in full.

B.	Authority. Evidence of the Borrower’s authority to enter into, and current compliance with, all the terms of the Loan Documents.

C.	Opinions. The opinion letter of the Borrower’s counsel dated as of the date of closing as to due authorization, execution and enforceability of all loan documents and as to such other matters required by the Bank and its counsel. Said opinion shall also certify that to the best of said counsel's knowledge, there are no actions, suits or other proceedings pending or threatened against or otherwise affecting the Borrower and such other reasonable and customary opinions required of Borrower’s counsel by the Bank’s counsel.

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D.	Title Policy. There must be delivered to the Bank an ALTA Mortgagee Policy of Title Insurance in the face amount of the Loan issued by a nationally recognized, responsible title insurance company acceptable to the Bank (the “Title Insurance Company”) with standard exceptions deleted and subject only to other exceptions, if any, satisfactory to the Bank. All endorsements to such policy required by the Bank or Bank counsel shall be provided with the policy, including comprehensive, land same as survey, contiguity, access and entry, zoning, single tax parcel, waiver of arbitration, variable rate, authentication, location and other required endorsements.

E.	Zoning. Either an opinion letter of Borrower’s counsel or letter from the municipal zoning official as to compliance of the Mortgaged Premises and the Improvements thereon with all applicable Building and Zoning Laws or a Zoning-Completed Structure Title Insurance endorsement.

F.	Appraisal. An appraisal ordered by and addressed to the Bank evidencing an “as is” appraised value of both the Mortgaged Premises and the Wilmington Premises resulting in a combined loan to value ratio of no greater than 65%, which appraisal shall be paid for by the Borrower.

G.	PCR. An engineering property condition report by a firm and in a form reasonably acceptable to the Bank, at Borrower’s expense.

H.	Environmental Reports. An Environmental Report satisfactory to the Bank, at Borrower’s expense.

I.	Lien Search Reports. A report satisfactory to the Bank as to the existence and status of any outstanding UCC-1 financing statements, Federal and State tax liens, litigation, unsatisfied judgments or bankruptcy filings involving the Borrower or the Guarantor.

J.	Insurance Certificates. Updated insurance certificates as required herein.

10.2         Documents of Title. All documents of title to Collateral shall be subject to approval by the Bank’s legal counsel.

10.3         Maintenance of Collateral. The Borrower shall maintain or cause to be maintained all Collateral in good repair and working order, ordinary wear and tear excepted.

10.4         Conditions Exclusive. All conditions of the obligation of the Bank to make advances hereunder are imposed exclusively for the benefit of the Bank and its assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Bank will refuse to make advances in the absence of strict compliance with any or all thereof and no person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Bank at any time if, in its sole but commercially reasonable discretion, it deems it advisable to do so; provided, however, that a waiver on one occasion shall not constitute a waiver of the Bank’s rights at any other time hereunder.

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10.5         Legal Fees and Expenses. Any and all customary and reasonable out of pocket legal fees of outside counsel incurred by the Bank in connection with this loan, including reasonable attorneys’ fees/costs for the title examination, review of documents, preparation of documents, recording expenses and any other expenses normally incident to a commercial loan transaction shall be paid by the Borrower. In addition, the Borrower will be responsible for the payment of all reasonable costs and expenses of collection, including attorneys’ fees/costs incurred or paid by the Bank in enforcing this Loan Agreement, the Note, the Mortgage or any other Loan Document contemplated herein or therein.

10.6         Prohibition of Assignment. This Agreement shall not be assigned or transferred by the Borrower without the prior written consent of the Bank.

10.7         Participation. The Bank reserves the right to participate this loan in whole or in part, provided there is no additional cost to the Borrower.

10.8         Notice. Any notice under this Agreement shall be in writing and shall be deemed delivered if (i) mailed certified mail, return receipt requested or (ii) by nationally recognized overnight delivery service, if to the Bank, to the offices of the Bank at 245 Long Hill Road, Middletown, Connecticut 06457 to the attention of CRE Department; if to the Borrower or the Guarantors in c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920. Any such notice shall be conclusively deemed to have been received three days after the day it was sent in accordance with subsection (i) or the next Business Day after the day it was sent in accordance with subsection (ii) above or such later date as the nationally recognized overnight delivery service confirms delivery, or on the date delivered by hand.

10.9         Invalidity. In the event that any provision of this Agreement or any of the Loan Documents shall be held to be invalid in any circumstance, such invalidity shall not affect any other provision or circumstance in each remaining term and provision of this Agreement and Loan Documents, and each shall be valid and shall be enforceable to the extent permitted by law.

10.10       Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Bank, the Borrower, and their respective successors, assigns, and legal representatives; subject, however, to the specific provisions hereof.

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10.11       Amendment.         This Agreement may be amended only by written Agreement executed by the Bank and the Borrower.

10.12       Governing Law. This Agreement and all other documents contemplated hereby shall be governed and construed in accordance with the laws of the State of Florida. The Borrower agrees that the execution of this Agreement and the Loan Documents and performance of the Borrower's obligations hereunder and thereunder shall be deemed to have both a Connecticut and Florida situs and Borrower shall be subject to the personal jurisdiction of the Courts of the State of Connecticut, the State of Florida and the Federal Courts located therein with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the Courts of the State of Connecticut, the State of Florida and the Federal Courts located therein with respect to all matters concerning this Agreement, the Loan Documents, the Note or the enforcement of any of the foregoing, except to the extent of any conflicting provisions of the laws of the state where the Mortgaged Premises or any other Collateral is located which govern the enforcement of any of the foregoing, in which case, the laws of such state shall control. The Borrower, in connection with any proceeding commenced as aforesaid, hereby consents to service of process being made upon them by mail or otherwise at the address set forth in Section 10.8 hereof.

10.13       Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or the intent of any provisions of this Agreement.

10.14       Post-Closing Compliance. The Borrower shall, at any time and from time to time, execute and deliver such further instruments or take such further action as may be reasonably requested by the Bank in each case further and more perfectly to carry out the provisions of this Agreement; provided, however, nothing contained herein shall require the Borrower to sign or enter into any document or instrument or take any action which increases the obligations or liabilities of Borrower or Guarantor. In addition, the Borrower shall allow the Bank, by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument or document is being performed and for the purpose of examining the assets of the Borrower and the records relating thereto, to enter the offices of the Borrower to examine or inspect books and records or extracts therefrom relating to the Mortgaged Premises and to make copies thereof and to discuss the affairs, finances and accounts thereof with the Borrower and its accountants, all at such reasonable times and as often as the Bank may reasonably request, upon providing Borrower advanced written notice of not less than forty-eight (48) hours.

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10.15       Patriot Act. In order to comply with the USA Patriot Act and Federal Regulation, Liberty Bank is required to notify you of the following important information when you open a new account:

TO HELP THE GOVERNMENT FIGHT THE FUNDING OF TERRORISM AND MONEY LAUNDERING ACTIVITIES, FEDERAL LAW REQUIRES ALL FINANCIAL INSTITUTIONS TO OBTAIN, VERIFY AND RECORD INFORMATION THAT IDENTIFIES EACH PERSON WHO OPENS AN ACCOUNT. WHAT THIS MEANS TO YOU: WHEN YOU OPEN AN ACCOUNT, WE WILL ASK FOR YOUR NAME, ADDRESS, (POSTAL OFFICE BOXES ARE UNACCEPTABLE), DATE OF BIRTH, TAXPAYER IDENTIFICATION NUMBER AND OTHER INFORMATION THAT WILL ALLOW US TO IDENTIFY YOU. WE MAY ALSO ASK TO SEE YOUR DRIVER’S LICENSE OR OTHER IDENTIFYING DOCUMENTS ON BEHALF OF A BUSINESS ENTITY, DOCUMENTS RELATING TO THE BUSINESS MAY ALSO BE REQUESTED. WE MAY ALSO USE NON-DOCUMENTARY METHODS TO VERIFY YOUR IDENTITY.

10.16       Beneficial Ownership Regulation. Effective May 11, 2018, Bank Secrecy Act regulation issued by the Financial Crime Enforcement Network (FinCEN) requires all legal entities to certify beneficial owner(s) and a control person by completing a Certification of Beneficial Ownership and Control Person form with every new account opened or as requested by the financial institutions.

10.17       Permitted Transfers. Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, in all events, the trading, transfer, sale, pledge, assignment or conveyance of any shares in the Guarantor is allowed without any notice to or consent by the Bank provided the applicable liquidity and net worth covenants remain in compliance. In the event of any conflict between this Section 10.17 and any provisions of any other Loan Document, this Section 10.17 shall prevail and be binding on the parties.

[Remainder of page intentionally left blank. Signatures on following pages]

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EXECUTED as a sealed instrument as of the date and year first above written.

PHR STPFL, LLC,

/s/ Ryan Stark		By:	/s/ James A. Procaccianti
Witness			Name: James A. Procaccianti
Title: Manager

STATE OF FLORIDA	)
)
COUNTY OF PALM BEACH	)

On this the 24th day of April, 2024, before me, the undersigned officer, personally appeared James A. Procaccianti, known to me (or satisfactorily proven) to be the Manager of PHR STPFL, LLC a Delaware limited liability company and acknowledged that he executed the foregoing instrument for the purposes therein contained as his free act and deed and the free act and deed of said limited liability company.

In Witness Whereof I hereunto set my hand.

/s/ Lynn Critides Horne
Notary Public/My Commission Expires: 4/30/27

My Commission Expires: 4/30/27

[Signatures continue on following page]

Loan Agreement - Signature Page

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EXECUTED as a sealed instrument as of the date and year first above written.

LIBERTY BANK

/s/ Rebecca Giles	By:	/s/ Joe Premont
Witness		Name: Joe Premont
Title: First Vice President Commercial Real Estate

Loan Agreement - Signature Page

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